CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMYRIS, INC
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of December 6, 2013, (the “Effective Date”) by and between Amyris, Inc., having its principal place of business located at 5885 Hollis Street, Suite 100 Emeryville, CA 94608 (the “Company”), and Steve Mills, an individual residing in the State of [*] with a principal place of residence at [*] (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below.
WHEREAS, the parties previously entered into that certain Consulting Agreement (“Prior Agreement”) dated April 9, 2012 and the parties wish to expressly terminate that Prior Agreement and supersede the terms with this Agreement.
NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the parties agree as follows:

1.
Services. Consultant agrees to render consulting services (the “Services”) set forth on Exhibit A hereto. The Services and other terms and conditions set forth in Exhibit A may be amended from time to time upon the execution of a revised Exhibit A, signed by both parties. Such revised Exhibit A shall be subject to all the terms and conditions of this Agreement.

2. Compensation. During the term of this Agreement, as compensation for the Services rendered and other obligations undertaken by Consultant hereunder, Consultant shall be entitled to the compensation described on Exhibit A hereto.
3. Independent Contractor.
(a)It is the express intention of the parties to this Agreement that Consultant is an independent contractor, and is classified by the Company as such for all employee benefit purposes and is not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and Consultant.
(b)Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and that Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and Workers’ Compensation Insurance.
4. Consultant’s Obligations.
(a)Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and the Company safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant shall or has obtained that license and the license will be or is in full force and effect.
(b)Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.
5. Confidentiality.
(a)“Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products or components thereof, services, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information or marketing, financial or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally, or by drawings or observation of parts or equipment.
(b)Consultant will not use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no improper action or inaction by Consultant or any agent or affiliate of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with the Company.
(c)Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current client or other person, organization or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such client, person, organization or entity unless consented to in writing by such client, person, organization or entity.
(d)Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, organization or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
(e)Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company (and will not recreate or deliver to anyone else) all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

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6. Ownership.
(a)Consultant agrees that all intellectual property, including without limitation, all copyrightable material, notes, records, drawings, designs, inventions (whether patentable or not), technology, know how, source and object code, algorithms, ideas, improvements, developments, discoveries and trade secrets (collectively, “Intellectual Property”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, and any and all patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”) shall be the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Intellectual Property and Rights.
(b)Consultant shall not, without the Company’s prior written consent, incorporate into Intellectual Property developed by Consultant in the course of performing the Services for the Company (“Company IP”) any invention, improvement, development, concept, discovery or other proprietary information that is either owned by Consultant or in which Consultant has an interest (“Consultant IP”). In the event Consultant does knowingly incorporate any Consultant IP into Company IP without the Company’s prior written consent, Consultant hereby grants the Company a nonexclusive, fully paid up, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, offer for sale, sell or import such Consultant IP as part of or in connection with such Company IP.
(c)Consultant shall not, without the Company’s prior written consent, incorporate into Company IP any invention, improvement, development, concept, discovery or other proprietary information that Consultant knows is owned by their current employer, any previous employer or any other third party (“Third Party IP”). To the extent Consultant does incorporate any Third Party IP into Company IP without the Company’s prior written consent, Consultant shall use their best efforts to cause the third part(y)(ies) who own or have the power to control the disposition of such Third Party IP to grant the Company a license of the same scope as that set forth in subsection (g) above.
7. Term and Termination.
(a)This Agreement will commence on the Effective Date and will continue until final completion of the Services unless earlier terminated as provided below.
(b)Either party may terminate this Agreement effective immediately upon written notice in the event the other party breaches or defaults under any provision of this Agreement.
(c)Either party may terminate this Agreement for convenience effective upon thirty (30) days written notice to the other party.
(d)Sections 3, 5, 6, 7(d), 8 and 9 shall survive termination of this Agreement.
8. Arbitration.
(a)The Company and Consultant agree to arbitrate any and all disputes, demands, claims, or controversies (collectively, “claims”) they may have against one another (and in the case of Consultant, including claims against current or former agents, owners, officers, directors or

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employees of the Company), arising from the consulting relationship between Consultant and Company, whether in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or amended or recognized at common law. The parties understand and agree that arbitration shall be the sole and exclusive method of resolving any and all existing and future claims, subject to this Agreement, that arise out of Consultant’s retention by the Company or the termination of their relationship, except that (i) Consultant shall not be precluded from filing an administrative charge or complaint with, or from participating in, an administrative investigation of a charge or complaint before any government agency, and (ii) neither party shall be relieved from any obligation it may have to exhaust administrative remedies before arbitrating any claim under this Agreement.
(b)The parties agree that arbitration shall be conducted in San Francisco, California in accordance with the national rules for the resolution of employment disputes of the American Arbitration Association (“AAA Rules”) then in effect. However, the parties shall be allowed discovery authorized by applicable law in arbitration proceedings.
(c)The parties agree that arbitration shall be conducted before a single, neutral arbitrator selected by mutual agreement of the parties, but who need not be a panel member of the American Arbitration Association (“AAA”). However, if the parties cannot agree to such arbitrator, arbitration shall be conducted before a single, neutral arbitrator selected from AAA panel members in accordance with AAA National Rules for the Resolution of Employment Disputes.
(d)The parties agree that the arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or defenses, and the arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.
(e)The parties understand and agree that arbitration of claims under this Agreement shall be instead of a trial before a court or jury and that they are expressly waiving any and all rights to a trial before a court or a jury regarding any claims subject to this Agreement that either now has against the other or that either may in the future have against the other.
9. General Provisions.
(a)This Agreement will be governed by and construed under the laws of the State of California and the United States without regard to the conflicts of laws provisions thereof
(b)This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and supersedes all prior discussions, including the Prior Agreement, between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless executed in writing and signed by both parties.
(c)All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

If to Consultant: Steve Mills [*]	If to Company: Amyris, Inc. 5885 Hollis St, Suite 100 Emeryville, CA 94608 Attn: Legal Department
[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Fax: [*] Email:[*]

(d)The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part or affect the interpretation of this Agreement.
(e)If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(f)Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express prior written consent of an officer of the Company provided, however, that either party may assign this Agreement upon notice to the other party in connection with a reincorporation, including but not limited to a reincorporation by merger. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
(g)If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which the party may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMYRIS, INC.	CONSULTANT

By: /s/	By: /s/
Name: Karen D. Rohde	Name: Steven Mills 12/6/13
Title: CHRO	Title:

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT A
Services and Compensation

1.	Contact: Consultant’s principal Company contact:
Name:    John Melo
Title:    Chief Executive Officer
Telephone:    [*]

2.	Services: Consultant shall perform the following “Services” for the Company:

•
Act as an advisor to the Chief Executive Officer and the Company’s Board of Directors as requested in the areas of efficiency and process improvements, cost structure and overall strategy for the Company.

•	Provide general support of the Company’s Finance group.

•	Provide general support for the interim Chief Financial Officer.

3.
Time Commitment: Consultant shall provide consulting Services on an ad-hoc basis commencing with the Effective Date and ending on June 1, 2014 (the “Term”). Services will be requested on an as-needed basis by the Chief Executive Officer during the Term. The Term of this Exhibit A may be renewed or extended in writing upon mutual consent of the parties. Upon request by the Company, Consultant shall provide the Company with a written record of current accrued hourly billings.

4.
Expenses: The Company shall reimburse Consultant for all travel expenses incurred in connection with this Agreement upon submission and verification of customary receipts and vouchers. Unless otherwise agreed by the Company in advance, all air travel for flights lasting shorter than two (2) hours shall be economy class. First Class is permitted for all flights in excess of two (2) hours.

5.	Compensation: The Company shall pay Consultant the following “Compensation” to performing the Services:

•	Consultant shall receive three hundred fifty dollars ($350.00) per hour for the work performed. Consultant shall bill the Company on a monthly basis for the Services performed.

6.
Payments: Consultant shall submit to the Company a reasonably detailed invoice for all Services rendered. Within forty-five (45) days of receipt of Consultant’s invoice, payment will be made by the Company for each hour in which Consultant has satisfactorily provided Services. The foregoing fees are Consultant’s sole compensation for rendering Services to the Company.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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